Exhibit (h)(7)

AMENDMENT TO THE LICENSE AGREEMENT

BY AND BETWEEN INDEXIQ LLC AND INDEXIQ ADVISORS LLC

This amendment to the License Agreement (this “Amendment”), dated April 2, 2009, by and between IndexIQ LLC (formerly, Financial Development HoldCo LLC) and IndexIQ Advisors LLC, is entered into pursuant to Section 11(i) of the License Agreement (the “Agreement”) and is effective as of December 10, 2021.

WHEREAS, the parties wish to amend the Agreement;

NOW THEREFORE, the parties hereby agree to amend the Agreement as follows:

Schedule A to the Agreement is replaced with the attached Amended and Restated Schedule A.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

INDEXIQ LLC		INDEXIQ ADVISORS LLC

By:		By:
Name:	Kirk C. Lehneis	Name:	Jomil M. Guerrero
Title:	Chief Executive Officer	Title:	Chief Operating Officer

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Schedule A

LICENSED INDEXES

Amended and Restated as of December 10, 2021

IQ Hedge Multi-Strategy Index

IQ Hedge Macro Index

IQ Hedge Market Neutral Index

IQ Hedge Long/Short Index

IQ Hedge Event-Driven Index

IQ Real Return Index

IQ Merger Arbitrage Index

IQ Global Resources Index

IQ U.S. Real Estate Small Cap Index

IQ 500 International Index

IQ Candriam ESG International Equity Index

IQ Candriam ESG US Equity Index

IQ Candriam Healthy Hearts Index

IQ Candriam Clean Oceans Index

IQ Candriam Cleaner Transport Index

IQ U.S. Large Cap R&D Leaders Index

IQ U.S. Mid Cap R&D Leaders Index

IQ Global Equity R&D Leaders Index

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